EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended November 13, 2009

November 13, 2009	Weekly ROR[1]	Month-to-Date ROR[1]	Year-to-Date ROR[1]
Class A Units	1.0%	2.2%	-7.7%
Class B Units	1.0%	2.2%	-8.3%
Legacy 1 Class Units[2]	0.9%	2.1%	-2.0%
Legacy 2 Class Units[2]	0.9%	2.2%	-2.1%
GAM 1 Class Units[2]	0.6%	2.1%	-1.7%
GAM 2 Class Units[2]	0.6%	2.0%	-2.0%
GAM 3 Class Units[2]	0.6%	2.0%	-3.2%

S&P 500 Total Return Index[3]	2.3%	5.7%	23.7%
Barclays Capital U.S. Long Government Index[3]	0.8%	-1.0%	-9.7%
1	Subject to independent verification.
2	Grant Park’s Legacy and GAM Portfolios began trading on April 1, 2009.
3	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary
Agriculturals/Softs:  Grains markets rose last week despite expectations of strong harvest conditions.  The price moves are attributable to declines in the U.S. dollar in addition to forecasts of stronger demand based on gains in the equity markets.  In the softs markets, sugar prices moved higher due to forecasts of increased demand from India.

Grant Park’s longer-term trading advisors are predominantly long the agriculturals/softs sector, as are Grant Park’s shorter-term trading advisors.

Currencies:  The U.S. dollar declined against nearly all major currencies, with the biggest moves coming from higher-yielding currencies.  Demand for the Euro caused it to move higher against the dollar, based on reports that third-quarter Eurozone GDP results may be better-than-expected.

Grant Park’s longer-term trading advisors are predominantly short the U.S. dollar, while the Fund’s shorter-term trading advisors are predominantly long the U.S. dollar.

Energy:  Energy prices moved lower, despite the weakening of the U.S. dollar.   In the natural gas markets, prices declined in excess of 4% due to greater U.S. supplies, weak industrial demand, and moderate temperatures in the U.S.

Grant Park’s longer-term trading advisors are predominantly long the energy sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Equities:   Global equity markets rallied following a pledge by the G20 nations to continue stimulus activity around the world.  Most major North American and European markets moved higher as prospects of an ongoing low-interest rate environment strengthened risk-appetite amongst investors.  In Asia, the Japanese Nikkei 225 Index finished lower as speculators believe Japanese exports will be negatively affected by ongoing weakness in the U.S. dollar.

Grant Park’s longer-term trading advisors are predominantly long the equities sector, while the Fund’s shorter-term trading advisors are predominantly short the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Fixed Income:   U.S. Treasury markets rallied last week, following short-term declines in the U.S. equity markets.  The Bank of England’s statements about further quantitative easing in the near-term caused the European fixed-income markets to move higher.

Grant Park’s longer-term trading advisors are predominantly long the fixed income sector. Grant Park’s longer-term trading advisors are also predominantly long the sector.

Metals:  Continuing its uptrend, the gold markets rallied as a result of U.S. dollar weakness.   Reports that major central banks may be increasing demand for gold moved prices higher.  In the base metals markets, copper prices rallied on signs that demand from China may be strengthening.

Grant Park’s longer-term trading advisors are predominantly long the metals sector. Grant Park’s shorter-term trading advisors are also long the sector.

Indices Overview 3
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset) – A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.